PACIFIC TRUST BANK TO BUY BRANCH BUILDING IN LA JOLLA

Chula Vista, California (October 28, 2010) – Pacific Trust Bank, announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation to purchase a bank branch building located at 7877 Ivanhoe Avenue, in La Jolla California.

The building being purchased was formerly owned and occupied by San Diego National Bank, which was closed by the FDIC in October 2009.

The purchase of the building is expected to close during November, and Pacific Trust Bank anticipates opening its newest branch in that location early in 2011, subject to regulatory approvals.

Hans R. Ganz, President and Chief Executive Officer of Pacific Trust Bank, said: “We are excited for this opportunity to expand our branch network into the La Jolla area of San Diego, and to offer Pacific Trust Bank’s quality service and financial products to the individuals, families and businesses in the La Jolla area.” Mr. Ganz went on to say that further expansion of Pacific Trust Bank’s branch network elsewhere within the Southern California market area is expected over the next few years.

Pacific Trust Bank is headquartered in Chula Vista, California and is a wholly-owned subsidiary of First PacTrust Bancorp, Inc. (NASDAQ: “FPTB”), currently with nine banking offices serving primarily San Diego and Riverside Counties in California. You can find out more information about Pacific Trust Bank’s products, services and locations on its web site: www.pacifictrustbank.com.

Contact:

Hans Ganz, President and CEO
Phone: (619) 691-1519 ext 4000